Exhibit (d)(2)

Mutual Confidentiality Agreement KalVista Pharmaceuticals Inc. and Chiesi Farmaceutici S.p.A.

MUTUAL CONFIDENTIALITY AGREEMENT
This Mutual Confidentiality Agreement (the “Agreement”) is made on the 23rd day of January, 2026 (the “Effective Date”), between
KalVista Pharmaceuticals, Inc., a Delaware corporation having an address of 55 Cambridge Pkwy Cambridge, MA 02142 (“KalVista”); and
Chiesi Farmaceutici S.p.A. having its place of business at Via Palermo, 26/A, 43122 Parma, Italy (“Counterparty”).
KalVista and Counterparty may be referred to individually as a “Party” and together as the “Parties.”
RECITALS
WHEREAS the Parties intend to exchange Confidential Information (as defined below) for KalVista related to its business, technology, and know-how in the area of rare diseases with unmet medical needs including Hereditary Angioedema, and for Counterparty related to its business, technology and know-how in relation to rare diseases field for the purpose of evaluating a potential business relationship or transaction (the “Purpose”).
WHEREAS the Parties wish to protect and preserve the confidential and/or proprietary nature of the Confidential Information that may be disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”).
1	Definitions
1.1
“Affiliate” means any entity, person, corporation, company, partnership, now or in the future, controlling, controlled by, or in common control with a Party. For the purposes of this definition, “control” means ownership, directly or indirectly, of at least fifty percent (50%) of voting rights in an entity, or rights or powers to control the management of such entity, corporation, company, partnership, or in the case of an unincorporated entity, of person exercising similar functions.

1.2
“Confidential Information” means any and all information, data and materials, including without limitation, information regarding research, development, service offerings, new and existing products, marketing and selling plans, business plans, budgets and unpublished financial statements, distribution arrangements, prices and costs, suppliers and customers, trade secrets, know-how, goodwill, techniques and designs, the existence of any business discussions, negotiations or agreements between the Parties, and any information regarding the skills and compensation of employees, contractors or agents of the Disclosing Party, and any information regarding the Disclosing Party’s rights pertaining to copyright, patent, patent applications, drawings, discoveries, intentions, improvements, technical data, formulae, computer programs, trademarks, logos, registered and unregistered designs, design rights, and similar industrial or intellectual property rights, disclosed by the Disclosing Party to the Receiving Party for the Purpose whether oral (provided that data and information disclosed orally are confirmed in writing by the Disclosing Party within 30 (thirty) days after the date of such disclosure), in writing or in electronic form and whether or not identified by the Disclosing Party as confidential or proprietary or which may be reasonably presumed to be so at the time of disclosure, the existence of this Agreement and the terms and conditions of this Agreement, and the fact that the Parties carry out the discussion, negotiation, evaluation and assessment for the Purpose. In this Section 1.2, any references to the Disclosing Party will be deemed a reference to the Disclosing Party or its Affiliates.

2	Obligations of Confidentiality
2.1
The Receiving Party will treat all Confidential Information disclosed by the Disclosing Party or its Affiliates in the strictest confidence. The Receiving Party will not use the Confidential Information for any purpose except for the Purpose. The Receiving Party will not, directly or indirectly, disclose or attempt to disclose, the Confidential Information to any person or legal entity who is not a party to this Agreement (except in in accordance with Section 2.2 below).

Mutual Confidentiality Agreement KalVista Pharmaceuticals Inc. and Chiesi Farmaceutici S.p.A.

2.2
The Receiving Party may disclose Confidential Information to its directors, officers, employees, representatives, independent contractors, consultants or professional advisors (collectively “Representatives”), its Affiliates and their respective Representatives, as necessary for the purposes of this Agreement. The Receiving Party will inform such Representatives, Affiliates or their respective Representatives of the confidential nature of the Confidential Information, and will ensure that its Representatives, Affiliates and their respective Representatives will be bound by confidentiality obligations at least equivalent to the terms of this Agreement.

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Exceptions. The foregoing obligations and Confidential Information will not apply to the information below, if the Receiving Party can demonstrate through documentary evidence that the Confidential Information:

3.1	was known to the Receiving Party prior to receipt from the Disclosing Party;
3.2	is or lawfully becomes generally available to the public; other than through the fault of the Receiving Party or of any of its Representatives;
3.3	is lawfully acquired by the Receiving Party from third parties who have a right to disclose such information; and
3.4	is independently developed by the Receiving Party without use of the Confidential Information of the other Party;
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Required Disclosures. The Receiving Party may disclose Confidential Information in response to a valid court order, a request from a duly authorized governmental body, or as otherwise required by law; provided that (a) the Disclosing Party is given prompt written notice of such order prior to any disclosure, (b) the Receiving Party shall, to the extent permitted by law, reasonably cooperate with the Disclosing Party in seeking to oppose the order, or seeking to obtain confidential treatment of the requested disclosure, and (c) the Receiving Party limits the disclosure of any Confidential Information to the minimum extent required to comply with the order.

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Return of Confidential Information. Upon written request by the Disclosing Party, the Receiving Party shall, as soon as reasonably practicable, destroy all materials disclosed to it in connection with this Agreement, including all copies, extracts and derivations thereof, except that the Receiving Party may keep one (1) copy of any Confidential Information for archival purposes only and shall not be due to destroy any computer file stored securely by the Receiving Party or its Affiliates that are created during automatic system back-up. Such copy will remain subject to the confidentiality obligations hereunder.

6
Ownership. Any Confidential Information under this Agreement will remain the property of the Disclosing Party. Nothing contained in this Agreement will be deemed to constitute, by implication or otherwise, the grant to the Receiving Party of any license to use the Confidential Information other than for the Purpose or any other rights in respect of any intellectual property rights owned by the Disclosing Party including, without limitation, rights to patents, designs, copyrights or know-how. This Agreement is not intended, and will not be construed, to oblige either Party to enter into any further agreement with the other Party or to refrain from evaluating and/or developing any other product and/or project and/or entering into any agreement or negotiation with any third party.

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Term. The term of this Agreement will be for one (1) year from the Effective Date; provided that the non-use and confidentiality obligations set forth in Sections 2 (Confidentiality Obligations), 3 (Exceptions) and 4 (Required Disclosures) will survive any expiration or termination of this Agreement for a period of five (5) years from the Effective Date and that the following provisions will survive any expiration or termination of this Agreement: 1 (Definitions); 5 (Return of Confidential Information); 6 (Ownership); 8 (Remedy); 9 (Governing Law; Dispute Resolution); and 11 (Miscellaneous).

Mutual Confidentiality Agreement KalVista Pharmaceuticals Inc. and Chiesi Farmaceutici S.p.A.

8	Remedy
8.1
The Receiving Party will notify the Disclosing Party immediately if it becomes aware or suspects that there may be any unauthorized use or disclosure of the Confidential Information resulting from any breach of this Agreement by the Receiving Party, or any breach of this Agreement by the Receiving Party’s Representatives, Affiliate(s) or their respective Representative(s), and will cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and prevent further unauthorized use or disclosure.

8.2
The Parties agree and acknowledge that the Disclosing Party will not be adequately or fully compensated by monetary damages arising from a breach of the provisions of this Agreement and therefore, the Disclosing Party will be entitled, in addition to any other rights or remedies available to it under contract or at law, to equitable relief including an injunction restraining such breach or a threatened breach, in whole or in part, and/or to specific performance of any provisions of this Agreement.

9
Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of New York. Any disputes, controversies or differences arising out of this Agreement or in connection with its implementation or execution or validity which the Parties fail to settle amicably will be submitted to the exclusive jurisdiction of the courts located in New York, New York.

10
No Representations or Warranties. The Disclosing Party does not make any representation or warranty (whether express or implied) (either on its own behalf or that of its Representatives or Affiliates) with regard to the accuracy, quality, timeliness, reliability, suitability or completeness of the Confidential Information which shall be disclosed on “as is” basis. Without prejudice to the above, the Disclosing Party represents that it has the right to disclose its Confidential Information to the Receiving Party under this Agreement.

11	Miscellaneous
11.1
Independent Activities. The Disclosing Party acknowledges that the Receiving Party and its Affiliates are engaged in, and may continue to engage in, activities relating to the discovery, research, development, manufacture, and commercialization of therapies for rare diseases with unmet medical needs. Nothing in this Agreement shall be deemed to limit the Receiving Party’s right to use its own confidential information or pursue such activities, including with respect to products or programs that may be the same as, similar to, or competitive with those of the Disclosing Party, so long as such activities do not involve the use or disclosure of the Disclosing Party’s Confidential Information in breach of this Agreement.

11.2
Entire Agreement. This Agreement represents the entire understanding between the Parties with respect to the subject matter hereof and supersedes any other prior or contemporaneous agreements or understandings, whether written or oral.

11.3
Variation. Amendments or modification of, or addition to or waiver under this Agreement will not be effective or binding on either of the Parties unless made in writing and duly signed by both Parties.

11.4	Assignment. Neither Party will assign or transfer any rights or obligations under this Agreement without the prior written consent of the other Party.
11.5
Counterparts. This Agreement may be executed in a number of counterparts, each of which when executed and delivered will constitute an original to this Agreement, but all of which together will constitute the same Agreement.

11.6
Severability. Should any provision of this Agreement be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision.

Mutual Confidentiality Agreement KalVista Pharmaceuticals Inc. and Chiesi Farmaceutici S.p.A.

11.7
Waiver. Any failure or delay of either Party to exercise any rights or powers under this Agreement shall not be deemed to be a waiver of those or any other rights, nor will any single or partial exercise of them preclude any further exercise, unless expressly so agreed in writing by such Party.

Signed by the Parties or their duly authorized representative on the date of this Agreement.

Signed for and on behalf of	Signed for and on behalf of
KalVista Pharmaceuticals, Inc.	Chiesi Farmaceutici S.p.A.

/s/ Chris Hamblett	/s/ Stefano Cottignoli
Name: Chris Hamblett	Name: Stefano Cottignoli

Title: Senior Vice President, Corporate Development	Title: Senior Vice President, Global Business & Corporate Development

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